Exhibit 99.1

May 9, 2013

magicJack Announces Appointment of Jose Gordo as Chief Financial Officer

WEST PALM BEACH, Fla., May 9, 2013 (GLOBE NEWSWIRE) --magicJack VocalTec Ltd. (Nasdaq:CALL) ("MJ"), a cloud communications leader that invented voice over IP (VoIP) technology, today announced that Jose Gordo has been appointed Chief Financial Officer.

"We are very pleased to have Jose join the magicJack executive management team," said magicJack VocalTec President and CEO Gerald Vento. "His operational skill set and financial acumen will be extremely valuable to the company as we enter our next stage of growth. Jose will bring steady, experienced leadership to our finance and accounting functions and his experience in the capital markets will solidify and strengthen our management team. We thank Peter for his significant contribution, integral role and dedication to build magicJack into a growing profitable business."

Mr. Gordo has over 15 years of experience in finance, operations, business management, SEC matters, corporate law and tax. He joined magicJack in early 2013. In 2011, he co-founded Southcap Partners, a managing general partnership with investments in medium-sized companies. Prior to that, Mr. Gordo was a Managing Director of a private equity firm and was a partner at the national law firm of Akerman Senterfitt, where he specialized in corporate law matters; advising public and private companies and investment firms on mergers & acquisitions and capital markets transactions. He received a J.D. degree from Georgetown University Law Center and a B.A. degree from the University of Miami.

Peter Russo, magicJack's former Chief Financial Officer, is remaining with the company as a consultant.

About magicJack VocalTec Ltd.

magicJack VocalTec Ltd. (Nasdaq:CALL), the inventor of VoIP, including the softphone and magicJack, has the goal of becoming the leading international provider of global voice over many platforms. The Company has achieved sales of more than 10 million of the easy-to-use, award-winning magicJack products since the first device's launch in 2008, and has the use of more than 30 patents, some dating to when the Company invented VoIP. It is the largest-reaching CLEC (Competitive Local Exchange Carrier) in the United States in terms of area codes available and certification in number of states, and the network has historically had uptime of over 99.99 percent.

CONTACT:    Seth Potter

 Investor Relations

 561-749-2255

ir@vocaltec.com

Source: magicJack VocalTec Ltd. News Provided by Acquire Media